Exhibit 5.2

780 No. Commercial St
Manchester, NH 03105-0330
Erik Newman
Senior Counsel

603-634-2459
Erik.Newman@eversource.com

April 1, 2024

Public Service Company of New Hampshire,

doing business as Eversource Energy

Energy Park

780 North Commercial Street

Manchester, New Hampshire 03101-1134

Re:	Public Service Company of New Hampshire,
doing business as Eversource Energy
5.35% First Mortgage Bonds, Series X, due 2033

I am Senior Counsel of Eversource Energy Service Company, a service company affiliate of Eversource Energy, and have acted as counsel to Public Service Company of New Hampshire, a corporation organized under the laws of the State of New Hampshire doing business as Eversource Energy (the “Company”), in connection with the issuance and sale to the public of an additional $300,000,000 aggregate principal amount of its 5.35% First Mortgage Bonds, Series X, due 2033 (the “Bonds”) pursuant to an Underwriting Agreement, dated March 19, 2024, among Barclays Capital Inc., MUFG Securities Americas Inc., PNC Capital Markets LLC and RBC Capital Markets, LLC, as representatives of the underwriters named therein, (the “Underwriting Agreement”). The Bonds were issued pursuant to a First Mortgage Indenture, dated as of August 15, 1978, as supplemented, amended and restated effective as of June 1, 2011, between the Company and U.S. Bank Trust Company, National Association as Trustee (the “Indenture”). The Company has registered its first mortgage bonds with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-264278-01, the “Registration Statement”). The Bonds were issued on April 1, 2024.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement dated March 19, 2024 (the “Prospectus”), and its exhibits, including the organizational documents of the Company, the Indenture and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that (a) the Company is validly existing under the laws of its jurisdiction of organization, (b) the Company has the power to execute and deliver the Indenture and to perform its obligations thereunder and (c) the Company has duly authorized, executed and delivered the Indenture.

This opinion is limited to the current laws of the State of New Hampshire and to the facts as they exist on the date hereof. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreement and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Bonds from you).

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated April 1, 2024, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Erik Newman
Erik Newman